Exhibit 99.1

August 1, 2019

Presentation Script and Slides

 The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today — our company, our technology and the key factors driving our growth and returns. We’ll discuss a number of significant profit improvement opportunities specific to XPO. Then we’ll summarize our operations and give you the details of our second quarter financial performance and 2019 targets.

XPO is a top ten global logistics company with over $17 billion in annual revenue. We operate as a highly integrated network of people, technology and physical assets under the single brand of XPO Logistics. We use our network to help our customers manage their goods most efficiently throughout their supply chains.

As context, we have two reporting segments: transportation and logistics. Approximately 65% of our revenue comes from transportation. The other 35% is logistics, which we sometimes refer to as “supply chain” or “contract logistics.”

Our markets are highly diversified. The more than 50,000 customers we serve span every major industry and touch every part of the economy. Our revenue derives from a mix of key verticals, such as retail and e-commerce, food and beverage, consumer packaged goods and industrial.

About 59% of our revenue is generated in the United States, 13% comes from France and 12% from the United Kingdom. Of the balance, Spain is the next largest at 5% of revenue. In total, we operate in 30 countries with 1,537 locations and approximately 100,000 employees.

Investor Highlights

These are the key factors driving our growth and returns:

•	Leading positions in the fastest growing sectors of transportation and logistics

•	Fast pace of technological innovation driving competitive advantages

•	Strong, multimodal presence in high-growth e-commerce and omnichannel

•	Share growth that complements opportunities for further consolidation of fragmented markets

•	Substantial advantages of scale

•	Significant cash flow generation

•	Ability to outperform the macro in all parts of the cycle

•	Expectation of free cash flow acceleration in an economic downturn

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•	Extraordinary leaders, innovators, managers, engineers, logisticians and operators

•	Company-specific levers that represent a large pool of potential profit drivers

All 10 factors above are rooted in these well-established strengths of XPO:

•	We hold top three industry positions across all major business units. More than 60% of our revenue comes from industry sectors that are growing at 2-5x GDP.

•	Our proprietary technology makes the most of the talent and assets within our organization.

•	Our combination of scale, density, expertise and technology is critically important in e-commerce and omnichannel supply chains, where consumer satisfaction is driven by the quality of order fulfillment and returns management.

•	We hold less than 2% share of the total addressable opportunity, and we’re gaining share while continuing to differentiate our services.

•	Our substantial scale propels operating leverage, purchasing power and cross-selling, and gives us a large capacity to innovate.

•	Our business model is optimized for free cash flow generation in all parts of the cycle: 70% of our revenue is asset-light and 77% of our cost basis is variable.

•	We serve customers in different verticals with diverse economic cycles — this makes us more resilient in a downturn, as does the fact that a high percentage of our revenue mix is contracted (74% in 2018).

•	Our maintenance capex is low, and in a downturn, we have the ability to adjust our capex and turn working capital into a source of cash.

•	Our secret sauce has always been the world-class people we’ve attracted to XPO — not just the 35 top leaders, but more importantly, the 2,500 people at the next level, with astute talent and blue-chip industry experience.

•	We believe there’s a potential pool of about $700 million to $1 billion of profit growth opportunity we can address by company-specific endeavors between now and 2022.

We’re particularly excited about the cost-out and revenue growth initiatives that relate to our technology, because that’s where the biggest runways are ahead. For example, transportation pricing is a major focus for us. We’re building proprietary elasticity models to automate pricing and optimize mix, and while it’s still early, we’re seeing positive results in brokerage. We’ve identified substantial opportunity going forward, especially in LTL.

One of our largest opportunities for profit improvement is our $6.5 billion of annual labor cost. We’re very focused on closing the gaps between good performance and great performance. Over the past year, our technology team has developed sophisticated XPO Smart™ tools that optimize workforce utilization to more than offset labor inflation. In addition to real-time visibility, our tools model staffing levels, shift lengths, job mix and overtime based on predicted workflows for future dates and times. These are intelligent analytics that use machine learning to master the operating environment of a specific site, becoming continually smarter at optimization.

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We’ve implemented XPO Smart™ in about 100 of our US warehouses, with larger roll-outs planned for North America and in Europe. Workforce productivity is a key lever for cost savings in our warehouse operations. XPO Smart™ is driving productivity gains of 5% or more on average in our warehouses. At some sites, we've seen more than 25% improvement. Now we have an XPO Smart™ pilot underway in 18 LTL service centers to look at full-time and part-time dock labor site by site. We expect to roll out the tools nationally to all 290 LTL centers by the end of this year.

In addition to workforce productivity and dynamic pricing, we’re using our algorithms to leverage the data that’s generated by our LTL operations in the course of business. This is a major lever to improve efficiency in pickup and delivery, which both reduces costs and improves service, while bolstering customer service. In addition, we’re using our proprietary analytics to automate load-building and optimize linehaul network flows, improve trailer utilization and reduce multiple stops for trucks dedicated to direct movements. To support linehaul optimization, we’re beta-testing a shipment dimensioning app for our drivers.

In our transportation segment overall, one of our most exciting developments is our XPO Connect™ marketplace. We’re generating rapid-fire growth from XPO Connect™, buying truck capacity more productively than a year ago. We expect more sharp brokerage gains in productivity going forward.

Companywide, we have a significant opportunity to cross-sell our services and solve more supply chain challenges for large customers. Our XPO Direct™ distribution network is an example of an initiative that integrates our transportation and logistics offerings into one value proposition.

We also have a large opportunity to cross-sell our services in Europe, regardless of economic conditions. We hold a relatively small share of the European transportation and logistics markets, even though we’re a leader in key sectors. Our strategic accounts team is engaged in a new initiative that concentrates on about 250 multinational customers who can benefit strongly from our capabilities. Customer reaction has been very positive.

In addition, we have an opportunity to improve our logistics EBITDA margin in Europe, bringing it up closer to the levels we generate in North America. We’re installing logistics managers at the pan-European level, with dedicated implementation teams to pilot new initiatives for margin expansion.

Finally, we’ve identified opportunities to lower our procurement costs in areas such as temporary labor, purchased transportation and information technology, and to further optimize our back-office processes and infrastructure.

These are all compelling opportunities that we’ve identified as priorities. As always, we’ll continue to deploy our resources to initiatives that have the greatest likelihood of generating profitable growth over time.

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Company Overview

We created XPO in 2011 to provide exceptional value for customers while generating meaningful returns for our shareholders. The supply chain industry has strong fundamentals for value creation: it’s vast, growing, fragmented and ripe for innovation, with underpenetrated market sectors.

Supply chains are unique by nature — each one is a network spanning every step a company must take to move its products from their origin to the buyers. Our customers typically have supply chains that include vendors, manufacturers, labor, assets, technologies, data and other resources. We believe that our ability to provide customers with integrated, end-to-end solutions gives us a significant competitive advantage.

There are secular industry trends in our favor, including the ongoing growth in e-commerce, just-in-time inventory management and the globalization of supply chains. Many customers, particularly national or multinational companies, prefer to use large, multimodal service providers to manage more than one aspect of their supply chain. This is borne out by our own experience — at year-end 2018, 90 of our top 100 customers were using at least two XPO service lines, and 55 of the 100 were using five or more of our services. Four years ago, these numbers were close to zero.

Our service offering is asset-light overall, with assets accounting for just under a third of revenue. In 2018, our net capex was 2.4% of revenue — a notably lower percentage than asset-intensive competitor groups in our industry, such as less-than truckload, truckload, parcel and rail carriers. The assets we do own or lease are critical components of the customer services we provide: 801 contract logistics facilities, 472 cross-docks, trucking assets of 16,000 tractors and 40,000 trailers, and intermodal assets of 9,500 53-ft. boxes and 5,000 chassis.

We market our service offering using a two-pronged sales strategy: earn a greater share of wallet with our existing customer base and penetrate high-growth verticals where companies have a need for multiple XPO services.

Over the past three years, we’ve quadrupled the number of strategic account managers in North America, beefed up sales support, raised incentive compensation and invested in new training and analytics to drive cross-selling of our services. We also added over 200 sales associates and sales support personnel for our North American LTL organization, with about 75% of those hires in 2018. In Europe, we created a strategic account management team that deepened our European bench strength of senior-level sales talent in both transportation and logistics.

The scope of our service range gives us an entrée with customers of all sizes and types.
XPO is:

•	The second largest contract logistics provider worldwide, and the largest outsourced e-fulfillment provider in Europe

•	A top three provider of less-than-truckload transportation in North America, and a leading LTL provider in Western Europe

•	The second largest freight broker worldwide, with the largest owned road fleet in Europe

•	The largest last mile logistics provider for heavy goods in North America

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•	The third largest provider of intermodal freight services in North America

•	The largest manager of expedited shipments in North America by ground, air and automated carrier procurement

•	A global provider of managed transportation solutions, with technology-enabled control towers, managed expedite capabilities and dedicated capacity

•	A global freight forwarder with an integrated network of ocean, air, ground and cross-border services

We also create value through the cross-fertilization of best practices. We’re sharing knowledge across all of our service offerings and geographies with an emphasis on high-impact areas, such as customer service, sales, safety, training, warehouse management, cross-dock operations, equipment maintenance and human resources.

Looking solely at the markets where we already operate, we hold less than 2% share of a total addressable opportunity of $1 trillion or more — that's more than 50 times the size of our present revenue base.

Transformative Technology

XPO empowers its employees to deliver world-class service through technology. We prioritize innovation because we believe that great technology in the hands of well-trained employees, augmented by scale, is the ultimate competitive advantage in our industry.

We’ve built a highly scalable platform on the cloud to speed the development of new ways to increase efficiency, control costs and leverage our footprint. It’s a major reason why customers trust us with about 160,000 ground shipments and more than 7 billion inventory units daily. We expect to spend about $550 million on technology this year; we’re happy to be leading positive change with one of the largest tech investments in our industry.

Our global team of approximately 1,800 technology professionals concentrates on four areas of innovation: our digital freight marketplace, automation and intelligent machines, dynamic data science — which is in the hands of over 100 XPO data scientists — and visibility and customer service, especially in e-commerce. Our emphasis is on the digitalization of supply chain interactions, such as those between shippers and carriers or consumers and retailers.

Early last year, we launched our proprietary, cloud-based warehouse management platform; it integrates robotics and other advanced automation into our operations with a high degree of control, even when complex, third-party software is involved. Our technology is much more efficient than traditional warehouse management systems, particularly in multi-site and multichannel environments.

In June 2018, we announced a groundbreaking partnership with Nestlé, the world’s largest food and drink company, to co-create a 638,000-square-foot distribution center in the UK for Nestlé’s consumer packaged goods. We’re investing $77 million in this site, which is scheduled to open in 2020. It will feature advanced sortation systems and robotics in a digital ecosystem that integrates predictive data into the customer service process. The site will also house an XPO technology laboratory to operate as both a think tank and a launch pad for our innovations.

We’re implementing goods-to-person systems and other kinds of collaborative robots — “cobots” — in our logistics sites to supplement our existing workforce and support growth. We love the cobots and so do our people! Autonomous, mobile goods-to-person robots lift inventory storage racks, carry them to customized picking stations and free our employees from doing these time-consuming tasks. The entire solution is interfaced with our warehouse management platform; we can move the technology from site to site, dramatically improving speed, accuracy and safety. Our employees at fulfillment stations with goods-to-person systems are up to four times more efficient on average, meaning we can accommodate more same-day and next-day deliveries.

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More broadly, in logistics, our warehouses are becoming high-tech hubs with various types of robotics and sophisticated analytics for demand forecasting. Some of our solutions use robotic arms that we program to perform customized tasks with superhuman precision and consistency. Our algorithms can predict the flow of goods and future returns, helping our e-commerce customers plan for inventory and labor levels. Our proprietary technology facilitates omnichannel distribution, lean manufacturing support, aftermarket support, supply chain optimization and transportation management, and it links our XPO Direct™ distribution network.

XPO Direct™ is an exciting intersection of our investments in long-term growth, most notably scale and technology. The network gives retail, e-commerce, omnichannel and manufacturing customers new ways to distribute their goods. Our technology connects strategically placed XPO warehouses, cross-docks, last mile hubs and our brokerage network, and integrates with postal services and other parcel carriers. It gives our customers real-time, end-to-end visibility and shortens transit times.

In essence, B2C and B2B customers rent our capacity for contract logistics, last mile, LTL, labor, technology, transportation and storage without taking on large fixed costs. We can predict demand patterns for SKUs using our proprietary analytics and move inventories fluidly across markets. In 2018, we grew the network to over 90 facilities, giving it critical mass; now we’re onboarding blue-chip customers.

XPO Direct™ is a solution with enormous potential because it has its genesis in customer needs. Retailers and e-tailers increasingly want faster supply chains. They want inventory positioned closer to their end-customers, lower inventory costs and higher speed of fulfillment. We expect XPO Direct™ to reach a revenue run rate of at least $1 billion by 2022.

Looking strictly at transportation, our XPO Connect™ digital freight marketplace is creating a sea change in efficiency by sourcing, transacting and tracking shipments on the cloud. Our brokerage business already benefits from having a variable cost model; now we've applied our technology to further improve margins and labor productivity.

XPO Connect™ is a fully automated, self-learning and dynamic marketplace that connects shippers and carriers directly, as well as through XPO operations. It gives our customers visibility across multiple transportation modes in real time — fluctuations in capacity, spot rates by geography and digital negotiating through an automated counteroffer feature. Shippers can assign their loads to carriers and track the freight through one, secure login.

The number of trucking carriers registered with XPO Connect™ went from zero to 18,000 by March 30 of this year, which was about 12 months after launch, and then climbed to 28,000 in the second quarter. Registered carriers are quality operators in our core network who are opting for XPO Connect™. Drivers use our Drive XPO™ app to interact with XPO Connect™ from the road. We’re rolling out the app in our European brokerage network to deliver the same benefits to our customers there.

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In LTL, the next leg of profit improvement is primarily driven by proprietary XPO technology. This includes the XPO Smart™ workforce productivity tools and the optimization initiatives described earlier. While each component of our plan delivers its own benefits, we expect a strong synergistic effect on LTL as a whole. For example, when we optimize truck routes, this also benefits asset utilization, driver utilization, customer service and yield, and should reduce our carbon footprint by decreasing empty miles.

In last mile, we use our proprietary applications to engage consumers in the delivery process for their heavy goods. We also gather real-time feedback post-delivery to help our customers build loyalty. We believe we have the best service metrics in our sector, in part because our sophisticated technology gives retailers, contractors and consumers more control over the home delivery experience.

Someone who buys a couch or appliance from one of our customers online can track that order in real time using our web tools, Google Home, Amazon Echo or Google Search. They can request personalized alerts, reschedule delivery times electronically and use our augmented reality tool to visualize how the item will look inside their home. Our last mile contract carriers use the XPO Connect™ platform to communicate with our last mile team — we’ve added automated scheduling and other self-service capabilities for shippers.

Because our services run on a single platform, we can offer customers efficiencies that would be difficult or impossible to find elsewhere. For example, we’ve launched a single tracking number that our customers can use in Google online to follow their goods through our warehouses and across our modes of transportation. This gives our large accounts an added incentive to use XPO for multiple solutions.

The supply chain industry is wide open for disruptive thinking like this. Our position as a leading proponent of technology has led to important advantages for our customers. We’re constantly unearthing new efficiencies through advanced automation and a whole raft of other innovations, some of which are customized for individual customers. Next, here’s a summary of our operations as a whole.

 Overview of Logistics Operations

Contract Logistics

Contract logistics is an asset-light business characterized by long-term contractual relationships, low cyclicality and a high-value-add component that minimizes commoditization. It has low capex requirements as a percentage of revenue, which leads to strong free cash flow conversion and ROIC.

As the second largest contract logistics provider worldwide, we’re at the forefront of a $120 billion sector that’s estimated to grow at 2-3x GDP. Our global logistics footprint stands at a record 202 million square feet of facility space — this makes us particularly attractive to multinational customers who also value our vertical expertise, technology and engineering capabilities. When we secure a new logistics contract, the initial tenure is approximately five years on average, with a historical renewal rate of around 95%. These relationships can lead to cross-selling and a wider use of our services, such as inbound and outbound logistics.

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XPO’s logistics offering encompasses a range of services for the purpose of helping our customers control costs and increase efficiency. We provide value-added warehousing and distribution, e-commerce and omnichannel fulfillment, cold chain solutions, reverse logistics, packaging and labeling, factory support, aftermarket support, inventory management and order personalization services, such as laser etching. In addition, we provide highly engineered solutions and supply chain optimization services, such as production flow management.

Our competitive positioning in logistics is as a technology leader. We’re innovative and agile, with the ability to handle complex implementations. A great deal of this has to do with advanced automation. With robotics, for instance, we work with 29 of the top robotics companies in the world, culled from hundreds of suppliers.

Reverse logistics is a fast-growing area of contract logistics, and one where we have a high profile as a quality provider. In 2018, we managed about 170 million returns. Reverse logistics, or returns management as it’s also called, is a multifaceted service that encompasses inspections, repackaging, refurbishment, resale or disposal, refunds and warranty management. These are high-value services for any company with consumer end-markets, because consumers are increasingly test-driving the products they buy online. Here again, our technology is a major differentiator.

One of our largest contract logistics wins to date is an omnichannel reverse logistics facility we began ramping up in mid-2018. Our customer is a large footwear and apparel company; we’ve partnered on a 1.1 million square foot returns processing center in the US. The site has been custom-designed to dramatically improve the processing time it takes to get products back into the supply chain once they’re returned through retail, wholesale and e-commerce channels.

The majority of our top contract logistics customers have investment-grade credit ratings. They represent the preeminent names in retail and e-commerce, food and beverage, technology, aerospace, wireless, industrial and manufacturing, chemical, agribusiness, life sciences and healthcare. We also have strong positions in fast-growing sub-verticals: for example, XPO is the number one provider of fashion logistics in Italy. There are very few logistics companies with the breadth of vertical expertise we have — most of our competitors specialize in one or two verticals.

We also have complementary strengths in Europe and North America. For example, in Europe we’re a specialist in cold chain logistics, which includes some sectors that are less sensitive to economic cycles, such as food and beverage. Our European cold chain experts are helping us build this business in North America. In the US, we’re strong in aerospace and other high-tech sectors, which is opening new doors for us overseas.

Overview of Transportation Operations

Our other segment — transportation — includes our lines for truck brokerage, truckload transportation, less-than-truckload, last mile, intermodal, expedite, global forwarding and managed transportation.

Truck Brokerage and Transportation

XPO utilizes a blended transportation model of brokered, owned and contracted capacity for truck transportation. The non-asset portion of our model is variable cost and gives us extensive flexibility. It includes our brokerage operations, as well as contracted capacity with independent owner-operators. Our truck brokerage operations run on a powerful, proprietary XPO management system called Freight Optimizer. This same system is an integral part of our XPO Connect™ architecture.

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Brokerage is compelling to us for a number of reasons. In addition to low fixed costs, it has high free cash flow conversion and minimal capex requirements, with tailwinds from outsourcing and supplier consolidation. Brokerage is also valuable to most of our customers who use XPO for other lines of business. Examples of brokered freight include industrial flows of raw materials and finished goods, consumer goods, sensitive or high-value freight, and freight that requires high security.

In North America, our brokerage network includes approximately 38,000 independent carriers representing over a million trucks. This capacity is vitally important to shippers — they value our ability to find them trucks and drivers under all kinds of market conditions.

In Europe, the largest components of our transportation operations are LTL, dedicated transport and brokerage. In 2018, these three service lines combined generated about 80% of our European transport EBITDA. We also have a non-dedicated truckload business in Europe that provides on-demand capacity for our customers.

Less-Than-Truckload (LTL)

Our LTL business in North America is asset-based; it utilizes employee drivers, a fleet of tractors and trailers for line-haul, pick-up and delivery of pallets, and a national network of terminals. We’re a top three LTL provider in the US, with a network that covers about 99% of all zip codes.

In Western Europe, where we’re a leading LTL provider, we utilize the optimal model for each national market. In the UK, for example, we own the trucks and employ the drivers, whereas in Spain, we contract with independent carriers for capacity. In France, we use a blended model. Where we use independent carrier relationships, we support them with XPO terminals and staff.

Our LTL team is laser-focused on on-time, damage-free performance. Using one of the industry’s most modern fleets, we deliver more than 20 billion pounds of freight a year. We have over 20,000 LTL customers in North America alone, primarily local accounts, and we’ve significantly increased the number of salespeople dedicated to serving and growing this base.

We’ve nearly doubled EBITDA in LTL in the three years since we acquired this business, and we’ve brought the operations a long way forward. In the second quarter, we realized a 5.2% price increase on contract renewals. We also generated an operating ratio of 81.8% and an adjusted operating ratio of 80.3% – this is the best LTL adjusted operating ratio for any quarter in the company’s history.

Now, we’re continuing to optimize our freight mix, improve asset utilization and serve customers with more consistency. We’re also diversifying our customer base by selling this service across more verticals. LTL is on track to deliver at least $1 billion of EBITDA in 2021.

Managed Transportation

XPO is a top five global provider of managed transportation, with approximately $2.7 billion of freight under management. Managed transportation is a non-asset service that we provide to shippers who want to outsource some or all of their transportation modes and associated activities. These activities can include freight handling, such as consolidation and deconsolidation, labor planning, inbound and outbound shipment facilitation, documentation and customs management, claims processing and 3PL supplier management, among other services.

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While managed transportation is still a small component of our revenue, it’s ramping up now that we’ve integrated it with our XPO Connect™ platform. The three main components of this offering are control tower solutions, managed expedite and dedicated capacity.

Our control tower experts are trained in operations, analytics, procurement and customer service. They design the optimal routes for a given supply chain, determine the most efficient carriers and ensure a high level of performance. We also apply lean-based analysis to shipping patterns to identify process improvements and cost-saving opportunities. We oversee vendor performance, freight audits and payments, claims, charge-back notifications and other processes.

Managed expedite is facilitated by our proprietary web-based system that automates the procurement and tracking of time-critical freight. We have thousands of vetted ground carriers in our independent network, with vehicle types ranging from cargo vans to flatbeds, as well as domestic and international air options. Our dedicated managed transportation service is a turnkey solution we tailor for each customer: drivers, tractors, trailers, maintenance, management, fuel and KPI reporting.

In the UK, we recently signed the largest contract in the history of our European transportation business. This is a multi-year dedicated transportation agreement with British Gypsum valued at £55 million a year. We’re partnering with British Gypsum to transform their UK supply chain into a single, digitally-managed transportation network.

Last Mile Logistics

Our last mile services are predominantly asset-light: we use independent contractors to perform transportation and over-the-threshold deliveries and installations. In North America, these services are supported by a network of 85 hubs that extend our last mile footprint to within 125 miles of approximately 90% of the US population.

XPO is the largest facilitator for the home delivery of heavy goods in North America, and yet we hold just 8% share of this sector in the US. Our last mile customers include big-box retailers that sell items such as appliances, furniture, exercise equipment and large electronics. There’s an ongoing shift toward consumers buying large, bulky items online, and given our specialization in heavy goods, home delivery demand represents significant growth potential for us.

Last mile for heavy goods is a service-intensive business that we do very well. We have a cohesive network that we launched in 2013, when we bought the leading last mile company in North America; we then integrated three more highly regarded last mile providers over 18 months. Our customers benefit from the tens of millions of dollars we’ve invested in last mile technology, and they frequently tell us that XPO is by far number one in customer satisfaction.

In Europe, which is another fragmented last mile landscape, there’s a large opportunity for us to apply our technology and best practices. We’ve established last mile operations for heavy goods in several European countries and won some sizable contracts. These are small but growing operations in a sector where our expertise is valued.

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Intermodal

Intermodal involves the long-haul portion of containerized freight movements. This is an additional growth opportunity for us within our freight brokerage unit. Services include rail brokerage, local drayage performed by independent trucking contractors, and on-site operational services. XPO has one of the largest drayage networks in the US, with more than 2,400 independent owner-operators and access to over 25,000 drayage trucks.

The nature of intermodal is that demand is influenced by external factors, such as the availability of truck capacity. When truck capacity is relatively tight, that’s good for intermodal — the same is true of high fuel prices. In general, intermodal can be a much less expensive mode for freight that is not time-sensitive. The main drivers of customer satisfaction are cost effectiveness, ready capacity and service performance.

Our proprietary Rail Optimizer technology is a growth engine and a competitive advantage for us in intermodal; it enables constant communication with the railroads and provides a high level of visibility into the door-to-door movements of long-haul freight. We use sensors on our containers that tell us where a container is located, whether it’s full or empty, and whether the door is open. These are just some of the ways we add value for our intermodal customers.

Expedite

We offer expedited transportation, a non-asset business, as part of our freight brokerage operations in North America. Expedited shipments are time-critical goods or raw materials that have to get somewhere very quickly, typically on little notice.

We use a network of contracted owner-operators to handle expedited ground transportation, and an electronic bid platform to assign air charter loads. A large and separate component of our expedite operations is our proprietary transportation management platform, which awards loads electronically based on online carrier bids. These transactions primarily happen on a machine-to-machine basis. The technology initiates a new auction on the internet every few seconds, and we take a fee for facilitating the process.

One key driver of expedite demand is the trend toward just-in-time (JIT) urgent shipments. JIT is a supply chain strategy that requires 3PL support for both manufacturing production and inventory management. As the largest manager of expedited shipments in North America, we can act very quickly, often saving our customers from disastrous monetary loss.

Our expedite group serves XPO operations as well. For example, if a track repair stalls a rail container, we can off-load those goods to an expedite ground carrier in our network or put them on a chartered aircraft. This ability to find solutions to almost any challenge is a major advantage of using XPO.

Global Forwarding

We provide non-asset global forwarding services in a $150 billion sector where shippers depend on our domestic, cross-border and international expertise. The freight we forward may have origins and destinations within the same country or move between countries or continents. Shipments may travel by ground, air, ocean or some combination of these modes.

XPO has a network of independent market experts and licensed customs brokers that provide local oversight in thousands of key trade areas worldwide, and we operate a subsidiary as a non-vessel operating common carrier (NVOCC). We have an opportunity to grow market share in freight forwarding through our forwarding offices on four continents.

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A Culture with Purpose

In conveying our strengths, we believe that equal weight should be given to the human face of XPO. Our company employs approximately 100,000 extraordinary individuals who have great insights about our customers and our business.

In 2018, XPO management reviewed more than 32,000 employee survey responses and acted on countless suggestions; for example, the establishment of a permanent, US-based relief fund for colleagues in disaster areas. This powerful feedback loop is an important component of our culture, which seeks to engage our employees, customers, investors and the global community through open communication. The surveys are one way we encourage a sense of ownership in XPO throughout our organization.

Our culture is also about being safe, respectful, entrepreneurial, innovative and inclusive — it's about having compassion, being honest and respecting diverse points of view, while operating as a team. We reinforce our culture through diverse worksites, open-door management, the XPO University training curriculum, our Workplace virtual community and equal opportunity hiring policies. In addition, we have robust ethical guidelines that foster physical and emotional safety at work and clearly define prohibited behavior, such as harassment, dishonesty, discrimination, workplace violence, bullying, conflicts of interest, insider trading and human trafficking.

Our Pregnancy Care Policy, developed over the last year, is a gold standard not just for our industry, but for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, a woman receives up to 20 days of 100% paid prenatal leave for health and wellness and other preparations for her child's arrival.

Our female employees can request pregnancy accommodations without fear of discrimination, including "automatic yes" accommodations, such as changes to work schedules and the timing or frequency of breaks, or assistance with certain tasks. More extensive accommodations are easily determined with input from a doctor. Furthermore, we guarantee that a woman will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she will remain eligible for wage increases while receiving alternate work arrangements.

We’ve also partnered with a leading healthcare network for women and families to offer supplemental health services from over 1,400 practitioners in 20 specialties via a virtual clinic. In total, more than 30 quality benefits are available to XPO women and families in the US. These include fertility services, prenatal and postpartum care, paid family bonding and a return-to-work program.

Sustainability is another priority for us. It’s an area where XPO has already set an example in the industry, giving us an opportunity to build on that position. Our company has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for four consecutive years, and in 2016 we were awarded the label “Objectif CO2” for outstanding environmental performance of transport operations in Europe by the French Ministry of the Environment and the French Environment and Energy Agency.

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The warehouse of the future that we’re creating with Nestlé in the UK will be sited on man-made plateaus, with landscaping to minimize the visual impact to nearby settlements. Additional sustainability measures include environmentally friendly ammonia refrigeration systems, energy-saving LED lighting, air-source heat pumps for administration areas and rainwater harvesting.

A number of our logistics facilities are ISO14001-certified, which ensures environmental and other regulatory compliances. We monitor fuel emissions from forklifts in our warehouses, and we have protocols in place to take immediate corrective action if needed. Our packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of our reverse logistics operations, we recycle millions of electronic components and batteries each year.

In transportation, we’ve made substantial capex investments in fuel-efficient Freightliner Cascadia tractors in North America; these use EPA 2013-compliant and GHG14-compliant SCR technology. Our North American LTL locations have numerous energy-saving policies in place and are implementing a phased upgrade to LED lighting.

In Europe, we own one of the industry’s most modern fleets: 98% compliant with Euro V, EEV and Euro VI standards, and with an average truck age of approximately three years. We also own a large fleet of natural gas trucks in Europe, and we have government-approved mega-trucks in Spain. These trucks can significantly reduce CO2 emissions due to their larger carrying capacity. Recently, we began using nine electric vehicles for last mile deliveries in urban areas, reducing emissions to zero.

The development of our culture will continue to be a steady march forward, as it has since our founding in 2011. In April, we published our inaugural Sustainability Report, a global document that covers 2018 data and initiatives. We also publish a Corporate Social Responsibility Report for our European operations. Both documents can be found at https://sustainability.xpo.com.

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Second Quarter 2019 Financial Highlights1

We beat on EPS, adjusted EBITDA and free cash flow in the quarter, offsetting a softer operating environment with cost discipline and margin gains. Our adjusted EBITDA margin was a quarterly company record at 10.7%.

We reported the following results for the second quarter 2019, compared with the same period in 2018:

•	$4.24 billion of revenue[2], compared with $4.36 billion

•	1.2% organic revenue growth[3]

•	$122 million of net income[4], compared with $138 million

•	$1.19 diluted earnings per share[5], compared with $1.03

•	$132 million of adjusted net income, compared with $132 million

•	$1.28 adjusted diluted earnings per share, compared with $0.98

•	$455 million of adjusted EBITDA, compared with $437 million

•	$260 million of cash flow from operations, compared with $267 million

•	$246 million of free cash flow, compared with $193 million

$2.5 Billion Share Repurchase Program

Our strong balance sheet gives us considerable flexibility in making the best capital allocations on behalf of our stockholders. We’ve raised, or refinanced at attractive terms, over $3 billion of debt from public and private investors since December 2018, while extending our maturity profile. XPO has no significant debt maturing until June 2022.

When our share price dropped through year-end 2018, we paused M&A in favor of buying back our own stock — a rare opportunity to create compelling shareholder value. We’re very good at M&A, and we’ll return to acquisitions when the time is right.

From December 14, 2018, through June 30, 2019, we repurchased 35.2 million shares of XPO common stock at a $53.42 average price per share, for a total cost of approximately $1.9 billion.

The company is not obligated to repurchase any specific number of shares and can suspend or discontinue the program at any time.

1 Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation.

2 Revenue was adversely impacted by a reduction in business from the company’s largest customer and unfavorable foreign currency exchange.

3 Commencing in the first quarter of 2019, the company excludes direct postal injection revenue in its last mile business from its calculation of organic revenue growth and continues to exclude fuel and foreign currency exchange. The company ceased offering its direct postal injection service in the first quarter of 2019.

4, 5 Net income attributable to common shareholders and diluted earnings per share were adversely impacted by: the reduction in revenue noted above and higher interest expense year-over-year, partially offset a reduction in cost of transportation and services. Diluted earnings per share was also impacted by the share repurchase activity.

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2019 Financial Targets

Our full-year 2019 financial targets6 are:

•	Revenue growth of (1%) to 1% year-over-year, which translates to organic revenue growth of 2.5% to 4.5%, reflecting the expected impact of lower truckload rates in freight brokerage and an unfavorable foreign currency exchange;

•	Adjusted EBITDA in the range of $1.675 billion to $1.725 billion, or year-over-year growth of 7% to 10%;

•	Free cash flow in the range of $575 million to $675 million;

•	Net capital expenditures in the range of $400 million to $450 million;

•	Depreciation and amortization in the range of $765 million to $785 million;

•	Effective tax rate in the range of 25% to 28%; and

•	Cash taxes in the range of $130 million to $150 million.

Our guidance provides visibility into our positive outlook on 2019. We’ve increased our free cash flow range by $50 million and raised the low end of adjusted EBITDA by $25 million, while expecting GAAP revenue to be flat year-over-year. We expect adjusted EBITDA growth to accelerate as we move from the third quarter into the fourth quarter. This outlook assumes continued macro growth in both North America and Europe, although at a slower pace than in 2018.

We anticipate financial benefits from the record number of logistics projects we started up throughout 2018, the expansion of our last mile hubs, our LTL optimization plan and the launch of our strategic accounts team in Europe. In addition, we should continue to see positive impacts from the workforce productivity initiatives we have underway, and we’re getting good traction with XPO Direct™.

Clear Path for Continued Growth and Profitability

In summary, we’re continuing to execute our growth strategy in the trillion-dollar addressable market where we operate. We see an opportunity to continue to further differentiate XPO on the basis of superior customer service. We ask ourselves: Is the customer thrilled to have chosen XPO? Are we constantly improving the value we deliver? There are always ways we can help our customers operate more efficiently and reduce their costs; that’s the most sustainable path to shareholder value.

Our ability to drive efficiencies through technology in so many parts of the supply chain — from sourcing to final destination — clearly resonates with customers. Our partnership approach and our proprietary technology are major reasons why 69% of Fortune 100 companies use XPO.

6 As updated August 1, 2019.

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When we receive awards for excellence from world-class companies, such as Boeing, Diebold, Ford, GM, Nissan, Nordstrom, Raytheon, The Home Depot and Whirlpool, we know we’re doing our job. Last month, we were awarded a contract extension through 2024 as the official transportation partner of the Tour de France. This is the thirty-ninth consecutive year we’ve partnered with the renowned cycling event. We take great pride in supporting the Tour participants on the world stage, as we do with other global competitions: the Schneider Electric Paris Marathon, Tour Voile, Evian Gold Championship, Arctic Race of Norway, Freeride World Tour and Coupe de France.

In 2016, XPO made the Fortune 500 list for the first time, and one year later, we were named the fastest-growing transportation company on the list. In 2018, Fortune named us to their Fortune Future 50 list. Gartner has ranked us as a Magic Quadrant 3PL leader for three consecutive years.

In Italy, we were awarded Logistics Company of the Year for innovation two years in a row. Logistics Manager named us 3PL of the Year. And in the UK, we were voted one of Glassdoor’s top three Best Places to Work. Forbes ranked us as the top-performing US company on the Global 2000 and one of America’s Best Employers. In March, Forbes named us one of the best companies to work for in Spain. We thank our employees for creating the culture that has led to these recognitions.

This year, Fortune once again named us one of the World's Most Admired Companies, and ranked us first in our category of trucking, transportation and logistics. Many of the criteria for Most Admired Companies mirror strengths of XPO: innovativeness, long-term investment value, financial soundness, wise use of corporate assets and effectiveness in conducting a global business.

Today, our company is more capable of creating significant shareholder value than at any time in its history. Our strong competitive moat includes leading positions in fast-growing areas of transportation and logistics, a broad range of integrated supply chain solutions, important advantages of scale, and differentiation through cutting-edge technology. We have seasoned operators in place, a motivated workforce and meticulous growth plans for each line of business. It’s worth noting that about 19% of XPO’s diluted outstanding shares are held by company executives and directors, which aligns their interests with those of our public shareholders.

We’re confident that we’ll once again grow adjusted EBITDA faster than revenue this year, improve free cash flow and gain share in our key lines of business. We’re managing our costs and capital with discipline, while continuing to invest in technology that positions us for the future. Our greatest opportunities to serve the interests of our investors and our customers are still ahead.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to the accompanying slide presentation.

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XPO’s non-GAAP financial measures for the quarter and six months ended June 30, 2019 used in this document include: earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and adjusted EBITDA margin on a consolidated basis; free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) ("adjusted EPS"); adjusted operating income and adjusted operating ratio for our North American less-than-truckload business; and organic revenue and organic revenue growth on a consolidated basis.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction, integration and rebranding costs as well as adjustments for restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments primarily relate to the rebranding of the XPO Logistics name on our truck fleet and buildings. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as adjusted net cash used in operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment, with adjusted net cash used in operating activities defined as net cash used in operating activities plus cash collected on deferred purchase price receivables. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain restructuring costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations, fuel surcharges and revenue associated with our direct postal injection service in last mile.

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With respect to our 2019 financial targets for adjusted EBITDA, free cash flow and organic revenue growth, as well as our 2021 target for EBITDA in our North American less-than-truckload business, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our 2019 financial targets for our consolidated revenue growth, organic revenue growth, adjusted EBITDA, free cash flow, net capital expenditures, depreciation and amortization, effective tax rate, cash taxes and the free cash flow benefit from our trade receivables programs, as well as our 2021 target for EBITDA in our North American less-than-truckload business, our revenue run rate target for XPO Direct by 2022 and our potential profit growth opportunity by 2022. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target," "trajectory" or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

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These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers' demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom's likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

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